Exhibit 2.2

ASSET PURCHASE AGREEMENT

     This ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of October 5, 2004 by and among SUNAIR COMMUNICATIONS, LIMITED, a private limited Company incorporated in England with registration number (5227024), (“Sunair”); TELECOM FM, LIMITED, a private limited Company incorporated in England with registration number (3002459) (the “Company”); TFM Group Limited, a private limited Company incorporated in England with registration number (3416773) and the sole shareholder of the Company (the “Shareholder”). Certain other capitalized terms used herein are defined in Article XI and throughout this Agreement.

RECITALS

     The Company and its Affiliates designs, developes, markets and sells fixed line dialers and mobile (GSM) terminals to distributers and service providers (the “Business”). Sunair desires to purchase and the Company desires to sell all of the assets, properties and business of the Company other than certain excluded assets (the “Acquisition”) on the terms and subject to the conditions set forth in this Agreement.

TERMS OF AGREEMENT

     In consideration of the mutual warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

     1.1 Purchased Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined in Article III), the Company will sell, convey, transfer, assign and deliver to Sunair all of its right, title and interest in and to its assets, properties (excluding the Slough Property Lease) and business of every kind and description, whether personal tangible or intangible, wherever located (except those assets of the Company which are specifically excluded as provided in Section 1.2 hereof) as shall exist on the Closing (as defined in Article III), whether or not appearing on the Current Balance Sheet (as defined in Section 5.7) or on any Schedule hereto (collectively, the “Purchased Assets”), free and clear of any Lien (as defined in Section 11.1) other than as permitted herein. Title in each of the Purchased Assets will pass to Sunair on the Effective Date (as defined in Article III). Except as provided on Schedule 5.9, the Purchased Assets shall be at the risk of Sunair as from the Effective Date. Without limiting the generality of the foregoing, the Purchased Assets shall include, but not be limited to, the following:

     (a) Inventory of Merchandise. All inventory of merchandise held for sale and owned by the Company, raw materials and work in process as more particularly described on Schedule 1.1(a) attached hereto.

     (b) Other Tangible Personal Property. All machinery, equipment, tools, supplies, leasehold improvements, manufacturing in progress, raw materials, furniture and fixtures, trucks, automobiles, vehicles, computer equipment, computer software and any other fixed assets owned or leased by the Company, as more particularly described on Schedule 1.1(b) attached hereto not related to the Excluded Assets;

     (c) Customer Accounts. All of the customer accounts and customer account contracts (the “Customer Contracts”) of the Company, as more particularly described on Schedule 1.1(c) attached hereto;

     (d) Assumed Contracts. All of the interest, rights and benefits accruing to the Company under any dealer, sales or service agreements or any other Contracts (as defined in Section 11.1) to which the Company is a party which are set forth on Schedule 1.1(d) attached hereto (the “Assumed Contracts”);

     (e) Cash and Cash Equivalents. All cash and cash equivalents and investments, whether short-term or long-term, of the Company, including without limitation, bank accounts, certificates of deposit, treasury bills and securities;

     (f) Prepayments. All prepaid and deferred items of the Company, including without limitation, prepaid rentals, insurance, taxes, tax refunds and unbilled charges and deposits relating to the operations of the Company;

     (g) Receivables. All receivables of the Company (collectively, “Receivables”), including without limitation all trade accounts receivables, notes receivable, receivables arising as a result of contracts in transit and receivables from manufacturers, insurance companies, service contract providers and any other vendors or suppliers of the Company not related to the Excluded Assets;

     (h) Equipment Leases. All of the interest of and the rights and benefits accruing to the Company as lessee under leases of machinery, vehicles, equipment, tools, furniture and fixtures and other fixed assets (“Equipment Leases”), as more particularly described on Schedule 1.1(h) attached hereto;

     (i) Intangible Property. All of the proprietary rights of the Company, including without limitation all registered and unregistered trademarks and service marks, corporate name, trade names, patents, patent applications, domain names, registered designs, design rights, utility models, licenses thereof, trade secrets, computer software, slogans, copyrights, processes, operating rights, other licenses and permits and other similar intangible property and rights relating to the Business, and all goodwill of the Business developed through the use of such property and rights, as more particularly described on Schedule 1.1(i) attached hereto;

     (j) Licenses and Permits. To the extent assignable, all permits, licenses, certificates of authority, franchises, accreditations, registrations and other authorizations issued or used in connection with the Business;

     (k) Books, Records and Other Assets. All operating data and records of the Company, including without limitation, customer lists and records, financial, accounting and credit records, correspondence, budgets and other similar documents and records, and all of the Company’s telephone and telecopier numbers, and post office boxes; and

     (l) Real Property. All of the interests, rights and benefits accruing to the Company as lessee under the Madrid Property Lease.

     1.2 Excluded Assets. Notwithstanding anything to the contrary set forth in Section 1.1, the Purchased Assets shall exclude the following assets and property of the Company (“Excluded Assets”): (i) the Purchase Price (as defined in Section 2.1) and other rights of the Company under this Agreement; (ii) the corporate minute books and share records of the Company; (iii) the share capital of Telecom FM Developments Limited and Telecom Capital Plc, and (iv) the Slough Property Lease.

     1.3 Assignment of Contracts. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an assignment of any claim, contract, license, franchise, lease, commitment, sales order, sales contract, supply contract, service agreement, purchase order or purchase commitment if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way adversely affect the rights of Sunair thereunder. If such consent is not obtained, or if any attempt at an assignment thereof would be ineffective or would affect the rights of the Company thereunder so that Sunair would not in fact receive all such rights, the Company shall reasonably cooperate with Sunair to the extent necessary to provide for Sunair the benefits under such claim, contract, license, franchise, lease, commitment, sales order, sales contract, supply contract, service agreement, purchase order or purchase commitment, including subcontracting all rights and obligations thereunder to Sunair and enforcement for the benefit of Sunair of any and all rights of the Company against a third party thereto arising out of the breach or cancellation by such third party or otherwise to the fullest extent permitted by law or agreement.

     Sunair undertakes to the Company and the Shareholder effective as of the Closing to assume the obligations and become entitled to the benefits of the Company under the Assumed Contracts and Sunair undertakes to carry out and perform and complete all the obligations and liabilities created by or arising under the Assumed Contracts (except for any obligations or liabilities attributable to a breach whether by act or omission on the part of the Company or the Shareholder prior to the Closing) and shall indemnify the Company and the Shareholder and keep them fully indemnified against all liabilities, losses, actions, proceedings, costs, claims, demands and expenses brought or made against or incurred by any of them in respect of the non-performance or defective or negligent performance by Sunair of the Contracts after Closing.

ARTICLE II

PURCHASE PRICE; ASSUMED LIABILITIES

     2.1 Purchase Price. The purchase price to be paid to the Company for the Purchased Assets (the “Purchase Price”) shall be the sum of:

     (a) One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00), and

     (b) minus the amount of all Transaction Costs greater than One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00) (as defined in Article XI) not paid by the Shareholder.

     2.2 Payment of Purchase Price.

     (a) The Purchase Price shall be payable to the Company by transfer of immediately available funds to the following bank account of Nat West Bank, Reading Market Place Branch, Sort Code: 60-17-21, Account No.: 140-01-06650856 Pitmans U.S. Dollar Client Account.

     (b) Two Hundred and Fifty Thousand and 00/100 Dollars ($250,000.00) (the “Deferred Amount”) in cash shall be deferred by Sunair, and subject to the provisions of Article X hereof.

     2.3 Assumed Liabilities. As of the Closing, Sunair shall assume and agree to pay, discharge and perform when lawfully due (provided that Sunair reserves all rights to seek indemnification pursuant to Article X hereof) all of the obligations, duties and liabilities of the Company with respect to the following (the “Assumed Liabilities”): Customer Contracts, Assumed Contracts, Equipment Leases and the Madrid Property Lease; (b) up to £576,007.81 of Indebtedness of the Company outstanding as of the Closing in respect of the Purchased Assets; (c) current liabilities of the Company as reflected on the Current Balance Sheet (including Tax accruals for sales, employee withholding and payroll taxes (the “Tax Accruals”) limited to the amount of such accrual but excluding any intercompany debt) and as accrued or incurred since the date of the Current Balance Sheet until the Closing, and which have been incurred in the ordinary course of business consistent with past practices and been disclosed in writing to Sunair prior to the Closing and (d) that certain claim by Swiftcall Limited, Claim No. HQ04X00019, in the High Court of Justice, Queen’s Bench Division, against Telecom FM Limited.

     2.4 Excluded Liabilities. Except for the Assumed Liabilities, the parties expressly agree that Sunair shall not assume or otherwise become liable for any other obligations or liabilities of the Company or for any of the following liabilities (the “Excluded Liabilities”): (a) any liability or obligation relating to Taxes (as defined in Article XI) of the Company (except up to the amount of the Tax Accruals set forth in Section 2.3(c); (b) any Environmental Liability (as defined in Article XI); (c) any liability or obligation relating to any breach or default under any of the Assumed Liabilities to the extent such default existed prior to the Closing; (d) any liability or obligation (which is not an Assumed Liability), whether in tort, contract or for violation of any law, statute, rule or regulation by the Company or the Shareholder or any officer, director, employee, agent, consultant or representative of the Company, that arises out of or results from any act, omission, occurrence or state of facts prior to the Closing; (e) any liability or obligation of the Company with respect to or arising out of any Employee Benefit Plan (as defined in Section 5.16), collective bargaining agreements or any other plans or arrangements for the benefit of any current or former employees, leased employees, officers, Shareholder or directors of the Company or any affiliated companies, which are maintained by the Company, any affiliated company or any third party; (f) any liability or obligation of the Company and the Shareholder with respect to the Excluded Assets; and (g) any liability or obligation of the Company to the Shareholder or any of its Affiliates, whether by contract, pursuant to law, or otherwise.

     2.5 No Expansion of Third Party Rights. The assumption by Sunair of the Assumed Liabilities, and the transfer thereof by the Company, shall in no way expand the rights or remedies of any third party against Sunair or the Company as compared to the rights and remedies which such third party would have had against the Company had Sunair not assumed such liabilities. Without limiting the generality of the preceding sentence, the assumption by Sunair of the Assumed Liabilities shall not create any third party beneficiary rights.

ARTICLE III

CLOSING

     Subject to and after fulfillment or waiver of the conditions set forth in Article VIII and Article IX of this Agreement, the Closing of the purchase and sale of the Purchased Assets (the “Closing”) shall take place on a date selected by Sunair within five (5) business days after satisfaction or waiver of such conditions, at the offices of Sunair’ counsel in London, England, or such other time and place as the parties may otherwise agree. The date on which the Closing occurs shall be referred to herein as the “Closing Date”. Without affecting any warranty, covenant, agreement, obligation, condition or indemnity in this Agreement, the parties hereto acknowledge that all benefits and risks of ownership of the Purchased Assets and the assumption of the Assumed Liabilities constituting effective control of the Purchased Assets and the Assumed Liabilities have passed without restriction to Sunair as of September 1, 2004 (the “Effective Date”).

ARTICLE IV

WARRANTIES OF SUNAIR

     As a material inducement to the Company and the Shareholder to enter into this Agreement and to consummate the transactions contemplated hereby, Sunair makes the following warranties to the Company and the Shareholder:

     4.1 Corporate Status. Sunair is a corporation duly organized, validly existing and in good standing under the laws of England and Wales, and has the requisite power and authority to own or lease its properties and to carry on its business as now being conducted. Sunair has fully complied with all of the requirements of any statute governing the use and registration of fictitious names, and has the legal right to use the names under which it operates its business. There is no pending or threatened proceeding for the dissolution, liquidation, insolvency, winding up or administration of Sunair. No order has been made or petition presented, meeting convened or resolution passed for the winding up of Sunair, nor has any receiver been appointed or any distress, execution or other process been levied in respect of its business or its assets or any of them. No administrative or other receiver has been appointed by any person over its business or assets or any part thereof, nor has any order been made by or petition presented to any court for the appointment of an administrator in respect of Sunair. No administrator of Sunair has been appointed by any Person entitled to appoint such an administrator pursuant to Schedule B1 to the Insolvency Act 1986, nor have any documents been filed with any court for the appointment of such an administrator and nor has any notice of intention to appoint such an administrator been given by any such Person. No composition in satisfaction of the debts of Sunair, scheme of arrangement of its affairs or compromise or arrangement between it and either of its creditors or its shareholders or both, or any class of either of its creditors or shareholders or both, has been proposed, sanctioned or approved. No distress, distraint, charging order, garnishee order, execution or other process has been levied or applied for in respect of the whole or any part of its business or its assets. No event has occurred causing, or which on intervention or notice by any third party may cause, any floating charge created by Sunair to crystallise over its business or its assets or any of them, nor any charge created by it to become enforceable over its business or its assets or any of them, nor has any such crystallisation occurred and nor is such enforcement in process.

     4.2 Corporate Power and Authority. Sunair has the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Sunair has taken all action necessary to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby.

     4.3 Enforceability. This Agreement has been duly executed and delivered by Sunair and constitutes the legal, valid and binding obligation of Sunair, enforceable against Sunair in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

     4.4 No Commissions. Except with respect to any finder’s or broker’s or agent’s fees or commissions owed to any Sunair’ employee or consultant pursuant to the terms of any contract or agreement, Sunair has not incurred any obligation for any finder’s or broker’s or agent’s fees or commissions or similar compensation in connection with the transactions contemplated hereby.

     4.5 No Violation. The execution and delivery of this Agreement by Sunair, the performance by Sunair of its obligations hereunder and the consummation by Sunair of the transactions contemplated hereby will not: (i) contravene any provision of the Certificate of Incorporation or Articles of Association and Memorandum of Association of Sunair, (ii) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any Governmental Authority or of any arbitration award which is either applicable to, binding upon or enforceable against Sunair, (iii) conflict with, result in any breach of, or constitute a default (with or without the passage of time or the giving of notice or both) under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any Contract which is applicable to, binding upon or enforceable against Sunair, or (iv) require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal or any other Person.

ARTICLE V

WARRANTIES OF THE COMPANY AND
THE SHAREHOLDER

     As a material inducement to Sunair to enter into this Agreement and to consummate the transactions contemplated hereby, the Company and the Shareholder, jointly and severally, make the following warranties to Sunair, all as may be qualified by Schedule 5.30.

     5.1 Corporate Status. The Company and the Shareholder are each a corporation duly organized, validly existing and in good standing under the laws of England and Wales, and has the requisite power and authority to own or lease its properties and to carry on its business as now being conducted. The Company has fully complied with all of the requirements of any statute governing the use and registration of fictitious names, and has the legal right to use the names under which it operates its business. There is no pending or threatened proceeding for the dissolution, liquidation, insolvency, winding up or administration of the Company or the Shareholder. No order has been made or petition presented, meeting convened or resolution passed for the winding up of the Company or the Shareholder, nor has any receiver been appointed or any distress, execution or other process been levied in respect of the Business or the Purchased Assets or any of them. No administrative or other receiver has been appointed by any Person over the Business or Purchased Assets or any part thereof, nor has any order been made by or petition presented to any court for the appointment of an administrator in respect of the Company or the Shareholder. No administrator of the Company or the Shareholder has been appointed by any Person entitled to appoint such an administrator pursuant to Schedule B1 to the Insolvency Act 1986, nor have any documents been filed with any court for the appointment of such an administrator and nor has any notice of intention to appoint such an administrator been given by any such Person. No composition in satisfaction of the debts of the Company or the Shareholder, scheme of arrangement of its affairs or compromise or arrangement between it and either of its creditors or its shareholders or both, or any class of either of its creditors or shareholders or both, has been proposed, sanctioned or approved. No distress, distraint, charging order, garnishee order, execution or other process has been levied or applied for in respect of the whole or any part of the Business or the Purchased Assets. No event has occurred causing, or which on intervention or notice by any third party may cause, any floating charge created by the Company to crystallise over the Business or the Purchased Assets or any of them, nor any charge created by it to become enforceable over the Business or the Purchased Assets or any of them, nor has any such crystallisation occurred and nor is such enforcement in process.

     5.2 Power and Authority. Each of the Company and the Shareholder has the power and authority to execute and deliver of this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The Company and the Shareholder have taken all action necessary to authorize the execution and delivery this Agreement, the performance of its respective obligations hereunder and the consummation of the transactions contemplated hereby.

     5.3 Enforceability. This Agreement has been duly executed and delivered by the Company and the Shareholder, and this Agreement constitutes the legal, valid and binding obligation of each of them, enforceable against each of them in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

     5.4 Capitalization. Schedule 5.4 sets forth, with respect to the Company: (i) the number of authorized shares of each class of its capital stock, (ii) the number of issued and outstanding shares of each class of its capital stock, and (iii) the holders of such outstanding capital stock. Except as set forth on Schedule 5.4, there are no proxies, voting rights or other agreements or understandings with respect to the ownership, voting or transfer of the capital stock of the Company.

     5.5 No Violation. Except as set forth on Schedule 5.5, the execution and delivery of this Agreement by the Company and the Shareholder, the performance by the Company and the Shareholder of their respective obligations hereunder and the consummation by the Company and the Shareholder of the transactions contemplated hereunder will not: (i) contravene any provision of the Certificate of Incorporation or Articles of Association and Memorandum of Association of the Company or the Shareholder, (ii) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any Governmental Authority or of any arbitration award which is either applicable to, binding upon or enforceable against, the Company, the Shareholder or the Purchased Assets, (iii) conflict with, result in any breach of, or constitute a default (with or without the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any Contract which is applicable to, binding upon or enforceable against, the Company, the Shareholder or the Purchased Assets, (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the Purchased Assets, or (v) require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal or any other Person.

     5.6 Subsidiaries. Except as set forth on Schedule 5.6, the Company does not own, directly or indirectly, any outstanding voting securities of or other interests in, or control, any other corporation, partnership, joint venture or other business entity.

     5.7 Financial Statements. The Company and the Shareholder have delivered to Sunair: (i) the audited financial statements of the Company for the years ending May 31, 2002, 2003, and 2004 in draft form including the notes thereto (if applicable), audited by Grant Thornton (the “Annual Statements”), and (ii) the reviewed financial statements of the Company for the three (3) month period ended August 31, 2004, including the notes thereto (if applicable), (collectively with the Annual Statements, the “Financial Statements”), copies of which are attached to Schedule 5.7 hereto. The balance sheet dated as of August 31, 2004 of the Company included in the Financial Statements is referred to herein as the “Current Balance Sheet.” The Financial Statements fairly present the financial position of the Company at each of the balance sheet dates and the results of operations for the periods covered thereby, and have been prepared in accordance with GAAP consistently applied throughout the periods indicated, except as described on Schedule 5.7. The books and records of the Company fairly reflect all transactions, properties, assets and liabilities of the Company. Except as set forth on Schedule 5.7 there are no extraordinary or non-recurring items of income or expense, or liabilities on obligations during the periods covered by the Financial Statements and the balance sheets included in the Financial Statements do not reflect any writeup or revaluation increasing the book value of any assets, except as specifically disclosed in the notes thereto. The Financial Statements reflect all adjustments necessary for a fair presentation of the financial information contained therein.

     5.8 Changes Since the Current Balance Sheet Date. Except as set for on Schedule 5.8, since the date of the Current Balance Sheet, the Company has operated in the ordinary course of business and has not: (i) made any distribution of or with respect to its capital stock or other securities or purchased or redeemed any of its securities, (ii) paid any bonus or other payments to or increased the rate of compensation of any of its officers or salaried employees or amended any other terms of employment of such persons, (iii) sold, leased or transferred any of its properties or assets other than in the ordinary course of business consistent with past practices, (iv) made or obligated itself to make capital expenditures out of the ordinary course of business consistent with past practices, (v) made any payment in respect of its liabilities other than in the ordinary course of business consistent with past practices, (vi) incurred any obligations or liabilities (including any Indebtedness) or entered into any transaction or series of transactions involving in excess of Ten Thousand Dollars ($10,000) in the aggregate out of the ordinary course of business, consistent with past practices except for this Agreement and the transactions contemplated hereby, (vii) suffered any theft, damage, destruction or casualty loss, not covered by insurance and for which a timely claim was filed, in excess of Ten Thousand Dollars ($10,000) in the aggregate, (viii) suffered any extraordinary losses (whether or not covered by insurance), (ix) waived, canceled, compromised or released any rights having a value in excess of Ten Thousand Dollars ($10,000) in the aggregate, (x) made or adopted any change in its accounting practice or policies, (xi) made any adjustment to its books and records other than in respect of the conduct of its business activities in the ordinary course consistent with past practices, (xii) entered into any transaction with any Affiliate other than intercompany transactions in the ordinary course of business consistent with past practices, (xiii) entered into any employment agreement, consulting, compensation or other arrangement with any Person, (xiv) entered into, terminated, amended or modified any agreement involving an amount in excess of Ten Thousand Dollars ($10,000), (xv) imposed any security interest or other Lien on any of its assets, (xvi) delayed paying any accounts payable which are due and payable except to the extent being contested in good faith, (xvii) entered into any other transaction or been subject to any event which has or is reasonably likely to have a Material Adverse Effect on the Company, (xviii) made any loans to any third party or employee except in the ordinary course of business consistent with past practices, or (xix) agreed to do or authorized any of the foregoing.

     5.9 Liabilities of the Company; Indebtedness. The Company does not have any liabilities or obligations, whether accrued, absolute, contingent or otherwise, except: (a) to the extent reflected or taken into account in the Current Balance Sheet and not heretofore paid or discharged, (b) liabilities incurred in the ordinary course of business consistent with past practice since the date of the Current Balance Sheet (none of which relates to breach of contract, breach of warranty, tort, infringement or violation of law, or which arose out of any action, suit, claim, governmental investigation or arbitration proceeding), and (c) normal accruals, reclassifications, and audit adjustments which would be reflected on an audited financial statement and which would not be material in the aggregate. Schedule 5.9 is a true and complete list of all Indebtedness of the Company, including the name of the lender, payoff amount, per diem interest and any prepayment penalties or premiums.

     5.10 Litigation. Except as set forth in Schedule 5.10, there is no action, suit, or other legal or administrative proceeding or governmental investigation outstanding or ongoing, or to the knowledge of the Company or the Shareholder threatened, pending or contemplated, against, by or affecting, the Company, the Shareholder or the Purchased Assets, or which questions the validity or enforceability of this Agreement or the transactions contemplated hereby, and there is no basis for any of the foregoing. There has been no action, suit or other legal or administrative proceeding or governmental investigation against, by or affecting the Company, the Shareholder or the Purchased Assets. There are no outstanding orders, decrees, stipulations or agreements issued by any Governmental Authority in any proceeding or agreed to by the Company or the Shareholder to which the Company or the Shareholder are or were a party which have not been complied with in full.

     5.11 Environmental and Health & Safety Matters.

     (a) The Company has obtained and complied at all times with all Environmental Licenses, which are in full force and effect, and there are no facts or circumstances known to Company or the Shareholder that may lead to revocation, suspension, variation, non-renewal or (where necessary) non-transferability of the Environmental Licenses.

     (b) The Business has at all times been operated in compliance with Environmental Laws, and the Business and the properties used in the Business comply with all conditions, limitations, obligations, prohibitions and requirements contained in any Environmental Laws and there are no facts or circumstances known to them which may lead to any breach of or liability under Environmental Laws.

     (c) There have been no claims, investigations, prosecutions or other proceedings against or threatened against the Company, the Shareholder or any of its directors, officers or employees in respect of Harm to the Environment caused by the operation of the Business or occupation of the properties used in the Business, whether under Environmental Laws or otherwise, or for any other breach or alleged breach of any Environmental Licence, and there are no facts or circumstances which may lead to any such claims, investigations or proceedings. At no time has the Company, or the Shareholder received any notice or communication or information alleging any liability in relation to Environmental Matters or that any works are required.

     (d) The Company has adequate environmental insurance cover having regard to the operation of the Business. No claims have been made or are contemplated under such insurance policies.

     (e) There are and have been no landfills, underground storage tanks or mining operations, uncontained or unlined storage treatment or disposal areas for Hazardous Substances or Waste (whether permitted by Environmental Laws or otherwise) carried out at the properties used in the Business or within 200 metres of the properties used in the Business, and no such operations are proposed. There are no polychlorinated biphenyls or asbestos at the properties used in the Business.

     (f) All information provided by and on behalf of the Company or the Shareholder to any statutory authority, and all records and data required to be maintained by the Company or the Shareholder under the provisions of any Environmental Laws regarding the operation of the Business, or any processes carried on at, or emissions, discharges or Waste disposal from, the properties used in the Business is complete and accurate.

     (g) There are no Hazardous Substances at, on or under, nor have any Hazardous Substances been emitted from, the properties used in the Business.

     (h) The Company has never been required to hold nor has the Company held or applied for a waste disposal licence or waste management licence under any Environmental Laws in respect of the Business or properties used in the Business.

     (i) Copies of all current environmental policy statements, environmental audit reports and assessments, assessment on substances hazardous to health, correspondence between the Company and any relevant enforcement authority, copies or details of any Waste disposal contracts and any information that is liable to appear on any public register under any Environmental Laws, whether or not the same is registered, relating to the Business and the properties used in the Business are set out in Schedule 5.11. All such statements, reports, assessments, correspondence and other information are complete and accurate, and are not misleading.

     (j) The Company has established procedures and has complied with all conditions, limitations, obligations, prohibitions and requirements contained in any Health and Safety Laws regarding those who work for or visit the Business or are otherwise affected by it, and there are no facts or circumstances known to the Company or the Shareholder which may lead to any breach of any Health and Safety Laws.

     (k) The Company has carried out all necessary risk assessments in respect of the Business as specified under Health and Safety Laws and the current results of any such assessments and any review of such assessments have been considered by the Company in making these warranties.

     (l) Schedule 5.11 contains a list of all current health and safety policy statements, health and safety reports and assessments, audits, records of accidents and reportable diseases, permits, notifications, certificates and records required by Health and Safety Laws, together with any correspondence between the Company and any relevant enforcement authority, including the Health and Safety Executive and the relevant local authority.

     (m) No suggestion has been made to the Company by any occupier, employee, contractor, trade union, staff organisation, local authority or statutory official that the properties used in the Business may suffer from defects in design, construction or fitting out which might adversely affect the health of people working at or visiting the properties used in the Business.

     (n) The Company has not received any prohibition or improvement notices from any enforcement body, including the Health and Safety Executive and the relevant local authority, with regard to breaches of Health and Safety Laws or otherwise in respect of the Business.

     (o) There have been no claims, investigations or proceedings against or threatened against the Company, the Shareholder or any of its directors, officers or employees in respect of accidents, injuries, illness, disease or any other harm to the health and safety of employees, contractors or any other Persons caused by breaches of Health and Safety Laws or otherwise in respect of the Business and there are no facts or circumstances known to the Company or the Shareholder which may lead to any such claims, investigations or proceedings.

     (p) The Company has adequate employers liability and public liability insurance cover having regard to the activities carried out by the Business. No claims in respect of health and safety have been made or are contemplated under such insurance policies.

     (q) Schedule 5.11 identifies the operations and activities, and locations thereof, which have been conducted or are being conducted by the Company on any real property currently or previously owned or operated by the Company which have involved the handling or discharge of Hazardous Substances.

     (r) For purposes of this Agreement (except as otherwise set forth below), the following terms shall have the meanings ascribed to them below:

“Environment” means all or any of the air, water and land (including air within buildings and other material or man-made structures above or below the ground) and any living organisms or systems supported by those media.

“Environmental Laws” mean all laws, regulations, common law, directives and other measures (including codes of practice and guidance notes which are of mandatory effect) imposed or issued by any relevant body in so far as they relate to or apply to Environmental Matters, including the contaminated land power enacted by section 57 of the Environment Act 1995 and including the first set of guidance and regulations under that power.

"Environmental Licenses” mean any permits, licenses, consents or other authorisations required under any Environmental Laws for the operation of the Business or in relation to the occupation or use of the Properties.

“Environmental Matters” mean all matters relating to: pollution or contamination; the disposal, release, spillage, deposit, escape, discharge, leak or emission of Hazardous Substances or Waste; exposure of any person to Hazardous Substances or Waste; the health and safety of employees; the creation of any noise, vibration, radiation, common law or statutory nuisance, or other adverse impact on the Environment; and the condition, protection, maintenance, restoration or replacement of the Environment or any part of it arising directly or indirectly out of the manufacturing, processing, treatment, keeping, handling, use (including as a building material), possession, supply, receipt, sale, purchase, import, export, transportation or presence of Hazardous Substances or Waste.

“Harm” means harm to the health of living organisms or the Environment, and in the case of man includes offence caused to any of his senses or harm to his property, and harmful has a corresponding meaning.

“Hazardous Substances” mean any material or substance which, alone or in combination with others, is capable of causing Harm to man or any other living organism or the Environment.

“Health and Safety Laws” mean all applicable statutes, statutory legislation, common law, treaties, regulations, directives, codes of practice and guidance notes including the Factories Act 1961, the Offices, Shops and Railway Premises Act 1963, the Fire Precautions Act 1971, the Health and Safety at Work etc. Act 1974, the Workplace (Health and Safety and Welfare) Regulations 1992, the Management of Health and Safety at Work Regulations 1999 and the Construction (Design and Management) Regulations 1994, concerning the health and safety of those who work for the Business whether as employees or otherwise, visit the Properties or are in any way affected by the activities of the Business or by persons working for the Business.

“Waste” means any waste, including any by-product of an industrial process and anything which is abandoned, unwanted or surplus, irrespective of whether it is capable of being recovered or recycled or has any value.

     5.12 Real Estate. The Company does not own any parcels of real property. Schedule 5.12 sets forth a list of the Real Property Leases copies of which have previously been furnished to Sunair, in each case setting forth: (a) the lessor and lessee thereof and the date and term of each of such leases, (b) the legal description, if known, including street address, of each property covered thereby (the “Leased Premises”), and (c) a brief description (including size and function) of the principal improvements and buildings thereon. The Madrid Property Lease is in full force and effect and has not been amended, and neither the Company nor, to the knowledge of the Company or the Shareholder any other party thereto, is in default or breach under the Madrid Property Lease. The Slough Property Lease was in full force and effect prior to the execution of the Deed of Surrender of Lease (the “Deed of Surrender”) and neither the Company, nor to the knowledge of the Company or the Shareholder any other party thereto, was in default or breach under the Slough Property Lease. No event has occurred which, with the passage of time or the giving of notice or both, would cause a breach of or default by the Company under the Madrid Property Lease and, to the knowledge of the Company or the Shareholder, there is no breach or anticipated breach by any other party to such lease. With respect to the premises which are the subject of the Madrid Property Lease, the Company has a valid leasehold interest or other rights of use and occupancy in such premises, free and clear of any Liens on such leasehold interests or other rights of use and occupancy, or any covenants, easements or title defects known to or created by the Company, except as do not affect the occupancy or uses of such properties.

     5.13 Good Title, Adequacy and Condition of Purchased Assets. The Company has, and upon payment of the Indebtedness identified on Schedule 5.9 at the Closing will have, good and marketable title to the Purchased Assets with full power to sell, transfer and assign the same, free and clear of any Liens. The Purchased Assets constitute, in the aggregate, all of the assets and properties necessary for the conduct of the Business in the manner in which and to the extent to which such Business is currently being conducted. The Purchased Assets are in good operating condition and repair, normal wear and tear excepted, and have been maintained in accordance with all applicable specifications and warranties and normal industry practice.

     5.14 Compliance with Laws. The Company is and has been in compliance with all laws, regulations and orders applicable to it, the Business and operations (as conducted by it now and in the past), the Purchased Assets and the Leased Premises and any other properties and assets (in each case owned or used by it now or in the past). The Company has not been cited, fined or otherwise notified of any asserted past or present failure to comply with any laws, regulations or orders and no proceeding with respect to any such violation is ongoing or outstanding or, to the knowledge of the Company or the Shareholder pending or threatened. Neither the Company, nor to the knowledge of the Company or the Shareholder any of its officers, directors, consultants, employees or agents, has made any payment of funds in connection with the Business which is prohibited by law, and no funds have been set aside to be used in connection with the Business for any payment prohibited by law. The Company is not subject to any Contract, decree or injunction in which the Company is a party which restricts the continued operation of the Business or the expansion thereof to other geographical areas, customers and suppliers or lines of business.

     5.15 Labor and Employment Matters. Schedule 5.15 sets forth the name, address, current rate of compensation, date of birth, date of commencement of employment, job title, bonuses, commission, pension schemes or pension rights and benefits of each employee of the Company (the “Employees”). The Company has not recognised any trade union, works council or association of trade unions or any other organisation of employees or employee representatives in respect of the Employees or any of them. The Company is not involved in connection with the Business in any industrial or trade dispute or negotiation with any trade union or other organisation of employees, nor any application for recognition pending before the Central Arbitration Committee under the Employment Relations Act 1999, nor is any such industrial or trade dispute, negotiation or application outstanding, threatened or anticipated. There is no ongoing or outstanding, or to the knowledge of the Company or the Shareholder pending or threatened, labor dispute, strike or work stoppage which affects or which may affect the Business or which may interfere with its continued operations. Neither the Company nor the Shareholder is aware that any key employee or group of employees has any plans to terminate his or their employment with the Company. There has been no strike, walkout or work stoppage involving any of the employees of the Company during the twenty-four (24) months prior to the date hereof. Except as set forth on Schedule 5.15, the Company is not a party or subject to any employment agreements, noncompete agreements or consulting agreements or any other labor related agreements, and the Shareholder is not a party to any agreement with any employee, consultant or agent of the Company or has any other arrangement to pay any salary, bonus or other compensation to any such person after the Closing. The Company has complied with applicable laws, rules and regulations relating to employment, civil rights and equal employment opportunities, including but not limited to, the Equal Pay Act 1970, the Sex Discrimination Acts 1975 and 1986, the Race Relations Act 1976, the Employment Rights Act, TUPE, the Social Security and Housing Benefits Act 1982, the Social Security Contributions and Benefits Act 1992, TULCRA, the Trade Union Reform and Employment Rights Act 1993, the Disability Discrimination Act 1995, the Working Time Regulations 1998, the National Minimum Wage Act 1998 or the Employment Relations Act 1999, the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, the Fixed Term Employees (Prevention of Less

Favourable Treatment) Regulations 2002, the Employment Equality (Religion or Belief) Regulations 2003, the Employment Equality (Sexual Orientation) Regulations 2003 or otherwise.

     In respect of each of the employees of the Company:

     (a) The Company has performed all obligations and duties required to be performed by it (and has settled all outstanding claims and debts), whether arising under contract, statute, at common law or in equity or laws of the European Union or pursuant to them.

     (b) The Company has abided by the terms of any agreement or arrangement concluded by the Company or on its behalf with any trade union, works council, staff association or similar organisation recognised by the Company for the purposes of collective bargaining, or with any other appropriate employee representatives of the employees, so far as the same shall be applicable to any of the employees; and

     (c) The Company has fully complied with its obligations under regulation 10 of TUPE and section 188 of TULCRA as amended, to inform and consult with trade union or other employee representatives on any matter concerning or arising from this Agreement.

     (d) The Company has not offered any contract of employment or contract for services to any person (except to any of the Employees) and, at the date of this Agreement, there is not outstanding any contract of service or for services with any of the Employees or agents of the Business which is not terminable by the Company at any time on three months’ notice or less without compensation (other than under the Employment Rights Act 1996), or any liability (other than for current salary, wages, commission or pension) on the part of the Business to or for the benefit of any person who is an Employee or agent of the Business.

     (e) The Company has not offered, promised or agreed to any future variation in any contract of employment of the Employees or any of them or any other person employed by the Company in respect of whom liability is deemed by TUPE to pass to Sunair, and no negotiations for an increase in the remuneration or benefits of any Employee are current or due to take place within the period of six months after completion.

     (f) The Company has paid to the Inland Revenue and all other appropriate authorities all taxes, national insurance contributions and other levies due in respect of the Employees on account of their employment by the Company up to and including the date of Closing.

     (g) There are no inquiries or investigations existing, ongoing or outstanding or threatened involving the Company or the Business by the Equal Opportunities Commission, the Commission for Racial Equality, the Disability Rights Commission or other similar authorities nor, so far as the Company or the Shareholder are aware, are there any facts which might give rise to the same.

     (h) No Employee has given or received notice terminating his employment or engagement in connection with the Business, and no Employee is entitled or so far as the Company or the Shareholder is aware, intends to terminate such employment or engagement as a result of the parties entering into this Agreement or Closing.

     (i) None of the Employees have been off sick for a period of 21 days or more in any six-month period within the three years ending on the date of this agreement (whether or not consecutive), or are receiving or are due to receive payment under any sickness or disability or permanent health insurance scheme and, so far as the Company or the Shareholder are aware, there are no such claims pending or threatened and any and all such claims are fully covered by insurance;

     (j) There is no person currently or previously employed by the Company in the Business who now has a right to return to work (whether for reasons connected with maternity or parental leave or absence) or a right to be reinstated or re-engaged in the Business or to any other compensation;

     (k) The Company is not under any legal or moral liability or other obligation to pay bonuses, pensions, gratuities, superannuation, allowances or any similar payment to any of the Employees or their dependants, nor is it a party to any arrangements or promise to make or in the habit of making ex gratia or voluntary payments on redundancies or payments by way of bonus, pension, gratuity, superannuation, allowance or similar payments to any such persons. There is not in existence, and the Company has not proposed, and is not proposing to introduce, any bonus, commission, profit-sharing scheme, share option scheme, share incentive scheme or any other scheme or arrangement under which the Employees or any of them are or would be entitled to participate in the profits of the Business or acquire shares in the Company.

     (l) There are no amounts outstanding (other than ordinary and reasonable accrued renumeration for the current month) or promised to any of the Employees, and no liability has been incurred by the Company which remains undischarged for breach of any employment contract; or redundancy payments (statutory or otherwise, including protective awards); or compensation under any employment legislation or regulations; or wrongful dismissal, unfair dismissal, equal pay, sex, race or disability discrimination or otherwise. No order has been made at any time for the reinstatement or re-engagement of any of the Employees or any person formerly employed or engaged or working in the Business.

     (m) The Company is not engaged or involved in any dispute, claim or legal proceedings (whether arising under contract, common law, statute or in equity) with any of the Employees nor with any other person currently or previously employed by or engaged in the Business, and the Company is not aware of any circumstances or facts which are reasonably likely to lead to any such dispute, claim or proceedings arising at any time.

     (n) There are no workers, agents, contractors or other persons engaged in the Business in respect of whom liability is deemed or could be deemed under TUPE to pass to Sunair or its assignee other than the Employees.

     (o) Within the period of five years preceding the date of this Agreement, the Company has not (nor has any predecessor or owner of part or all of the Business) been a party to any relevant transfer for the purposes of TUPE which affected any of the Employees or any other persons currently engaged or working in the Business. No such persons have had their terms and conditions of employment varied for any reason as a result of or connected with such transfer.

     (p) The Company has performed and observed and shall perform and observe, up to and including the Closing, all the Company’s obligations and those of any of its predecessors (whether arising under common law, statute, equity or otherwise) under or in connection with the contracts of employment of the Employees (or any of the said obligations the Company would have had under or in connection with such contracts but for TUPE).

     (q) The Company has paid and shall pay to the Employees (or in the case of bonuses and commissions earned but not paid has adequately accrued for) all sums to which they are entitled up to and including the Closing Date (whether arising under common law, statute, equity or otherwise) including all wages and salaries, sick pay, maternity pay, any taxation liability, holiday pay, expenses and other sums payable in respect of any period up to the Closing Date.

     (r) The Company has not made and shall not make any deduction from the salary or other wages due to any of the Employees (otherwise than in respect of PAYE and national insurance contributions) unless such deduction shall previously have been approved in writing by such Employees.

     (s) The Company has complied and shall comply in all respects with regulation 10 of TUPE (and that it has provided and shall provide to Sunair such information that Sunair may request in writing in order to verify such compliance)

     (t) The Company has not altered and shall not alter (whether to take effect prior to, on or after the Closing) any of the terms of employment or engagement of any of the Employees (without the prior written consent of Sunair).

     (u) The Company has not terminated and shall not terminate, take any steps to terminate the contract of employment of nor dismiss (constructively or otherwise) any of the Employees (without the prior written consent of Sunair).

     (v) The Company has not transferred, moved or redeployed, nor shall it transfer, move or redeploy, any of the Employees from working within the Business, induce any such Employee to resign his employment from the Business, nor has it agreed and nor shall it agree to transfer or move or be redeployed any Employee from the Business (without the prior written consent of Sunair).

     5.16 Employee Benefit and Pension Plans.

     (a) Schedule 5.16 contains a true and complete list of each employee benefit plan, and each deferred compensation, stock option, stock purchase, bonus, medical, welfare, disability, severance or termination pay, insurance or incentive plan, and each other employee benefit plan, program, agreement or arrangement, (whether funded or unfunded, written or oral, qualified or nonqualified), sponsored, maintained or contributed to or required to be contributed to by the Company or any other Person for the benefit of any employee, former employee, leased employee or former leased employee, director, officer, shareholder or independent contractor of the Company. The Company has no liability with respect to any plan, arrangement or practice of the type described in this Section 5.16 other than the Employee Benefit Plans set forth on Schedule 5.16.

     (b) The pension plans set out in Schedule 5.16 (the “Company Pension Plans”) are the only arrangement under which the Company has or may have any obligation whether or not legally binding) to provide or contribute towards pension, lump sum, death, ill-health, disability or accident benefits in respect of the Employees, and no proposal or announcement has been made to any Employee about the introduction, continuance, increase or improvement of, or payment of a contribution towards any other pension, lump sum, death, ill-health, disability or accident benefit.

     (c) Full details of the Company Pension Plans are set out in Schedule 5.16, including:

(i)	copies of all documentation governing these plans and of any announcements, explanatory booklets and accounts relating to it; and

(ii)	a list of all Employees who are members or eligible for membership of the Company Pension Plans with all details relevant to their membership and necessary to establish their entitlements under the Pension Plan.

     (d) All contributions, insurance premiums, taxes and expenses due to and in respect of the Company Pension Plans have been duly paid and there are no liabilities outstanding in respect of the Company Pension Plans at the date of this Agreement.

     (e) The Company Pension Plans are approved by the Board of the Inland Revenue for the purposes of Chapter I of Part XIV of the Income and Corporation Taxes Act 1988 and there is no reason known to the Company or the Shareholder why such approval may be withdrawn.

     (f) If the Company Pension Plans are contracted-out schemes within the meaning of the Pension Schemes Act 1993, there is in force a contracting-out certificate covering the Company and the employments of the Employees and there is no reason known to the Company or the Shareholder why the certificate might be cancelled.

     (g) Where any power under the Company Pension Plans to provide additional benefits has been exercised in relation to any of the Employees, full and accurate details of the additional benefits are set out in Schedule 5.16.

     (h) The Company has facilitated access for its Employees who are not members of the Company Pension Plans to a designated stakeholder scheme as required by Section 3 of the Welfare Reform and Pensions Act 1999.

     (i) No discrimination on grounds of sex, age or disability is or has at any stage been made in the provision of pension, lump sum, death, ill-health, disability or accident benefits by the Company in relation to any of the Employees.

     (j) All required or discretionary (in accordance with historical practices) payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Closing shall have been made or properly accrued on the Current Balance Sheet or will be properly accrued on the books and records of the Company as of the Closing and no such plan has any unfunded liabilities which are not reflected on the Current Balance Sheet or the books and records of the Company.

     (k) No Employee Benefit Plan provides medical or dental benefits for any current or former employees of the Company or its predecessors after termination of employment other than the rights that may be provided by law.

     5.17 Tax Matters. All Tax Returns required to be filed prior to the date hereof with respect to the Business, the Company or its respective income, properties, franchises or operations have been timely filed, each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are true and accurate in all material respects. All liabilities for Taxes incurred but unpaid whether or not a Tax Return was due or the Tax required to be paid by or with respect to the Company and the Business have been paid or are accrued on the Current Balance Sheet. The Company has withheld and paid all Taxes to the appropriate Governmental Authority required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party. With respect to each taxable period of the Company: (i) no deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Taxes has been asserted or assessed by any taxing authority against the Company, (ii) the Company has not consented to extend the time in which any Taxes may be assessed or collected by any taxing authority, (iii) the Company has not requested or been granted an extension of the time for filing any Tax Return to a date later than the Closing, (iv) there is no action, suit, taxing authority proceeding, or audit or claim for refund now in progress, ongoing or outstanding or to the knowledge of the Company and the Shareholder pending or threatened, against or with respect to the Company regarding Taxes, and (v) there are no claims or Liens for Taxes (other than for current Taxes not yet due and payable) upon the Purchased Assets of the Company.

     5.18 Insurance. The Company is covered by valid, outstanding and enforceable policies of insurance covering its respective properties, assets[, employees] and businesses against risks of the nature normally insured against by corporations in the same or similar lines of business and in coverage amounts typically and reasonably carried by such corporations (the “Insurance Policies”). Such Insurance Policies are in full force and effect, and all premiums due thereon have been paid. The Company has complied with the provisions of such Insurance Policies. Schedule 5.18 contains a complete and correct list of all Insurance Policies and all amendments and riders thereto (copies of which have been provided to Sunair), and identifies the insurer, type of coverage and policy period for each policy. During the three year period to the date hereof, the Company has not made any claims under any of the Insurance Policies, and has suffered no losses that would give rise to any such claims, for an amount in excess of Ten Thousand Dollars ($10,000) except as set forth on Schedule 5.18. The Company has not failed to give, in a timely manner, any notice required under any of the Insurance Policies to preserve its rights thereunder.

     5.19 Receivables. All Receivables being transferred to Sunair hereunder are valid and legally binding, represent bona fide transactions and arose in the ordinary course of business of the Company. Schedule 5.19 is a true, complete and correct list of all Receivables as of the date hereof, as if such Receivables were being transferred to Sunair on and as of the date set forth thereon.

     5.20 Licenses and Permits. The Company possesses all licenses and required governmental or official approvals, permits or authorizations (collectively, the “Permits”) for its business and operations, including with respect to the operation of each of the Leased Premises, and Schedule 5.20 contains a true and complete list of all such Permits. All such Permits are valid and in full force and effect, the Company is in full compliance with the respective requirements thereof, and no proceeding is pending or, to the knowledge of the Company and the Shareholder threatened, to revoke or amend any of them.

     5.21 Relationships with Customers and Suppliers; Affiliated Transactions. No current customer of the Company has threatened in writing to terminate its business relationship with the Company for any reason.

     5.22 Intellectual Property.

     (a) Schedule 5.22 sets forth, the Intellectual Property (as defined herein) owned by the Company, a complete and accurate list of all patent, copyright, trademark, service mark, trade dress, domain name and other registrations and applications, indicating for each the applicable jurisdiction, registration number (or application number), and date issued or filed, and all material unregistered Intellectual Property.

     (b) All registered Intellectual Property of the Company is currently in compliance with all legal requirements (including timely filings, proofs and payments of fees), is valid and enforceable, and is not subject to any filings, fees or other actions falling due within 90 days after the Closing. No registered Intellectual Property of the Company has been or is now involved in any cancellation, dispute or litigation, and, to the knowledge of the Company or the Shareholder, no such action is threatened. Except as set forth in Schedule 5.22, no patent of the Company has been or is now involved in any interference, reissue, re-examination or opposition proceeding.

     (c) Schedule 5.22 sets forth a complete and accurate list of all licenses, sublicenses, consent, royalty or other agreements concerning Intellectual Property to which the Company is a party or by which any of the Purchased Assets are bound (other than generally commercially available, non-custom, off-the-shelf software application programs having a retail acquisition price of less than $10,000 per license) (collectively, “License Agreements”). All of the Company’s License Agreements are valid and binding obligations of Company that are parties thereto, enforceable in accordance with their terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally, and there exists no event or condition which will result in a material violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by the Company under any such License Agreement.

     (d) The Company owns or has the valid right to use all of the Intellectual Property necessary for the conduct of the Company’s business substantially as currently conducted or contemplated to be conducted and for the ownership, maintenance and operation of the Company’s properties and Purchased Assets. No royalties, honoraria or other fees are payable by the Company to any third parties for the use of or right to use any Intellectual Property, except as set forth in Schedule 5.22.

     (e) All Intellectual Property owned by the Company is described in Schedule 5.22. The Company exclusively owns, free and clear of all Liens or obligations the right to license all such owned Intellectual Property, and the Company has executed all necessary agreements and performed all necessary due diligence to make the foregoing statement. The Company has a valid, enforceable and, subject to obtaining required consents set forth in Schedule 5.22, transferable right to use all its licensed Intellectual Property. Except as disclosed in Schedule 5.22, the Company has the right to use all of its owned and licensed Intellectual Property in all jurisdictions in which it conducts its businesses.

     (f) The Company has taken all reasonable steps to maintain, police and protect the Intellectual Property which it owns, including the proper policing activities and the execution of appropriate confidentiality agreements and intellectual property and work product assignments and releases. Except as disclosed in Schedule 5.22: (i) the conduct of the Company’s businesses as currently conducted does not infringe or otherwise impair or conflict with (“Infringe”) any Intellectual Property rights of any third party, and the Intellectual Property rights of the Company are not being Infringed by any third party, and (ii) there is no litigation or order ongoing or outstanding, or to the knowledge of the Company or the Shareholder, pending or threatened or imminent, that seeks to limit or challenge or that concerns the ownership, use, validity or enforceability of any Intellectual Property of the Company and the Company’s use of any Intellectual Property owned by a third party, and, to the knowledge of the Company or the Shareholder, there is no valid basis for the same.

     (g) Schedule 5.22 lists all software: (i) (other than generally commercially available, non-custom, off-the-shelf software application programs having a retail acquisition price of less than $10,000 per license) which are owned, licensed to or by the Company, leased to or by the Company or otherwise used by the Company, and identifies which software is owned, licensed, leased or otherwise used, as the case may be, and (ii) which are sold, licensed, leased or otherwise distributed by the Company to any third party, and identifies which software is sold, licensed, leased, or otherwise distributed, as the case may be. All proprietary software and to the knowledge of the Company all other software owned by the Company, or licensed from third parties by the Company: (i) is free from any material defect, bug, virus, or programming, design or documentation error, (ii) operates and runs in a reasonable and efficient business manner, and (iii) conforms in all material respects to the specifications and purposes thereof. The Company has taken all reasonable steps to protect the Company’s rights in its confidential information and trade secrets. Except as disclosed in the Schedule 5.22, each employee, consultant and contractor who has had access to proprietary Intellectual Property has executed an agreement to maintain the confidentiality of such Intellectual Property has executed appropriate agreements that are substantially consistent with the Company’s standard forms thereof (true and complete copies of which have been delivered to Sunair). Except under confidentiality obligations, there has been no material disclosure of any of the Company’s confidential information or trade secrets to any third party. There is no outstanding or potential claims against the Company under any contract or under section 40 of the Patents Act 1977 for employee compensation in respect of any Intellectual Property.

     (h) “Intellectual Property” means all intellectual property in any part of the world, including all worldwide trademarks, service marks, trade names, URLs and Internet domain names, designs, slogans, logos, and trade dress, together with all goodwill related to the foregoing; patents, copyrights, computer software, technology, trade secrets and other confidential information, customer lists, know-how, processes, formulae, algorithms, models, user interfaces, inventions, advertising and promotional materials, and all registrations, applications, recordings, renewals, continuations, continuations-in-part, divisions, reissues, reexaminations, foreign counterparts, and other legal protections and rights related to the foregoing.

     5.23 Contracts. Schedule 5.23 sets forth a list of each Contract to which the Company is a party or by which it or its properties and Purchased Assets are bound and which is material to its business, Purchased Assets, properties or prospects (the “Material Contracts”), true, correct and complete copies (in the case of written Contracts) and summaries (in the case of oral Contracts) of which have been provided to Sunair excluding standard customer contracts entered into in the ordinary course of business, without material modification from the preprinted forms used by the Company in the ordinary course of business, copies of which have been supplied to Sunair. Each Material Contract is a legal, valid and binding obligation of the Company and the other parties thereto, enforceable against the Company and the other parties thereto in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity. The copy of each written Material Contract or summary of each oral Material Contract furnished to Sunair is a true and complete copy of the document it purports to represent or summarize, as the case may be, and reflects all amendments thereto made through the date of this Agreement. The Company has not violated any of the terms or conditions of any Material Contract or any term or condition which would permit termination or modification of any Material Contract, and to the knowledge of the Company or the Shareholder all of the covenants to be performed by any other party thereto have been fully performed, and there are no claims for breach, set off, or indemnification or notice of default or termination under any Material Contract. No event has occurred which constitutes, or after notice or the passage of time, or both, would constitute, a breach or default by the Company under any Material Contract, and to the knowledge of the Company or the Shareholder no such event has occurred which constitutes or would constitute a default by any other party. The Company is not subject to any liability or payment resulting from renegotiation of amounts paid under any Material Contract. As used in this Section 5.23, Material Contracts shall include, without limitation: (a) loan agreements, indentures, mortgages, pledges, hypothecations, deeds of trust, conditional sale or title retention agreements, security agreements, letters of credit, commitment letters, equipment financing obligations or guaranties, or other sources of contingent liability in respect of any Indebtedness, (b) contracts obligating the Company to provide or purchase products or services for a period of one year or more, (c) leases of real property and leases of personal property not cancelable without penalty on notice of sixty (60) days or less or calling for payment of an annual gross rental exceeding Ten Thousand Dollars ($10,000), (d) distribution, sales agency or franchise or similar agreements, or agreements providing for an independent contractor’s services, or letters of intent with respect to same, (e) employment agreements, management service agreements, consulting agreements, confidentiality agreements, non-competition agreements, employee handbooks, policy statements and any other agreements relating to any employee, officer or director of the Company, (f) licenses, assignments or transfers of trademarks, trade names, service marks, patents, copyrights, trade secrets or know how, or other agreements regarding proprietary rights or intellectual property, (g) any Contract relating to pending capital expenditures by the Company, (h) any non-competition agreements restricting the Company in any manner, and (i) other material Contracts or understandings, irrespective of subject matter and whether or not in writing, not entered into in the ordinary course of business by the Company and not otherwise disclosed on the Schedules calling for payments by the Company exceeding Ten Thousand Dollars ($10,000).

     5.24 Accuracy of Information Furnished by the Company or the Shareholder. No statement or information made, referred to or contained, in this Agreement, the various Schedules attached hereto, any of the documents to be executed at Closing and any other written information (relating to employee benefit plans) provided to Sunair or its representatives, contains or shall contain any untrue statement of fact or omits or shall omit any fact necessary to make the information contained therein not misleading. The Company and the Shareholder have provided Sunair with true, accurate and complete copies of all documents listed or described in the various Schedules attached hereto.

     5.25 Customers. Schedule 5.25 identifies the top twenty-five (25) customers of the Company as measured by annual revenue for the last twelve (12) months. True, correct and complete copies of the form of the Company’s standard customer contracts have been furnished by the Company to Sunair. The Company has not violated any of the terms or conditions of any of its customer contracts, and to the knowledge of the Company and the Shareholder all of the covenants to be performed by any other party thereto have been fully performed and there are no claims for breach or indemnification or notice of default or termination thereunder.

     5.26 Names; Prior Acquisitions. All names under which the Company does business as of the date hereof are specified on Schedule 5.26. The Company has not changed its name or used any assumed or fictitious name, or been the surviving entity in a merger, acquired any business or changed its principal place of business or chief executive office, within the past three (3) years.

     5.27 No Commissions. Neither the Company nor the Shareholder has incurred any obligation for any finder’s or broker’s or agent’s fees or commissions or similar compensation in connection with the transactions contemplated hereby.

     5.28 Product Warranties and Rebates. The Company does not make and has not made any express or implied product warranties or altered, amended, varied or expanded any manufacturers’ product warranty in connection with the sale or lease of any products. Schedule 5.28 contains a true and complete list and description of any and all customer rebates, discounts or reimbursement programs or special terms or conditions (including, without limitation, products supplied to customers on a demonstration basis) which have been or will be offered by the Company in connection with the Business at any time prior to the Closing and pursuant to which any obligations or liabilities of the Company, of any nature whatsoever and whether matured or unmatured, remain outstanding.

     5.29 Related Party Transactions. None of the Company, employee of the Company, the Shareholder or any Person with an interest in the Shareholder or any entity in which the Shareholder or a Person with an interest in the Shareholder owns any beneficial interest, have any direct or indirect interest in any customer, supplier or competitor of the Company or in any Person from whom or to whom the Company leases real or personal property. Except as set forth on Schedule 5.29, no officer, director or the Shareholder, no Person with an interest in the Shareholder, nor any entity in which any such Person owns any beneficial interest, is a party to any Contract or transaction with the Company or has any interest in any property used by the Company.

     5.30 Inventory. The inventories of the Company reflected on the Current Balance Sheet, or acquired by the Company after the date thereof and before the Closing, are carried at an amount not in excess of the lower of cost or net realizable value, and do not include any inventory, in amounts exceeding common industry standards, which is obsolete, surplus or not usable or saleable in the lawful and ordinary course of business of the Company. As used herein, “obsolete inventory” is inventory which, as of the date of the Current Balance Sheet was not usable or saleable, because of legal restrictions, failure to meet specifications, loss of market, damage, physical deterioration or for any other cause; and “surplus inventory” is inventory that, as of the date of the Current Balance Sheet exceeded known or anticipated requirements in the reasonable judgment of the Company.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE CLOSING

     6.1 Conduct of Business by the Company Pending the Closing. The Company, and the Shareholder covenant and agree that, except with the prior written consent of Sunair, between the date of this Agreement and the Closing, the Business shall be conducted only in, and the Company shall not take any action except in, the ordinary course of business consistent with past practice. The Company shall use its reasonable best efforts to preserve intact its business organization, to keep available the services of its current officers, employees and consultants, and to preserve its present relationships with customers, suppliers and other Persons with which it has material business relations. By way of amplification and not limitation, except as contemplated by this Agreement, the Company and the Shareholder shall not between the date of this Agreement and the Closing, directly or indirectly, do or propose or agree to do any of the following without the prior written consent of Sunair: (a) amend or otherwise change its Certificate of Incorporation or Articles of Association and Memorandum of Association or equivalent organizational documents, (b) issue or authorize the issuance of, any shares of its capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock or other ownership interest of the Company or any of its subsidiaries, (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, (d) transfer, sell, assign or dispose of any of the outstanding shares of the Company’s or the Shareholder’s capital stock, (e) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, (f) acquire (including, without limitation, for cash, or shares of stock, property or services, by merger, consolidation or acquisition of stock or assets) any interest in any corporation, partnership or other business organization or division thereof, (g) incur any additional Indebtedness or prepay any Indebtedness other than in the ordinary course of business consistent with past practices, (h) create Liens on any currently existing assets, (i) make (or commit to make) any capital expenditures in excess of Ten Thousand Dollars ($10,000) except in the ordinary course of business, (j) make any loans or advances to any Person or entity or guarantee the indebtedness of any Person or entity, (k) sell or dispose of any of its assets, other than in the ordinary course of business, consistent with past practice, (l) enter into, modify or terminate, any Contract, other than in the ordinary course of business consistent with past practice, (m) pay any bonus to or increase the compensation or benefits payable or to become payable to its employees, independent contractors or consultants, (n) pay, discharge or satisfy any existing claims, liabilities, obligations or Indebtedness other than in the ordinary course of business consistent with past practice, (o) increase or decrease prices charged to its customers, except for previously announced price changes, or take any other action which might reasonably result in any increase in the loss of customers, or (p) agree, in writing or otherwise, to take or authorize any of the foregoing actions or any other action which would make any warranty in Article V untrue or incorrect. The Company shall give written notice to Sunair promptly following the occurrence of any event which has had (or which is likely to have) an adverse effect upon its assets, business, operations, properties or condition (financial or otherwise).

ARTICLE VII

CERTAIN AGREEMENTS AND COVENANTS OF THE PARTIES

     7.1 Further Assurances; Compliance with Covenants. Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby and to satisfy the conditions set forth in Article VIII and Article IX. The Shareholder and the Company shall, and shall cause the Company’s accountants to cooperate with Sunair’ accountants from time to time at Sunair’s expense in connection with any audit of the assets, property and business of the Company including the execution and delivery by the Shareholder and the Company of customary audit representation letters. The Shareholder shall cause the Company to comply with all of the respective covenants of the Company under this Agreement. At the Closing, the Company and the Shareholder covenant and agree to deliver to Sunair the certificates, opinions and other documents required to be delivered to Sunair pursuant to Article VIII, and Sunair covenants and agrees to deliver to the Company and the Shareholder the certificates and other documents required to be delivered to the Company and the Shareholder pursuant to Article IX.

     7.2 Other Actions. Each of the parties hereto shall take all appropriate actions, and do, or cause to be done, all things necessary, proper or advisable under any applicable laws,

regulations and Contracts to consummate and make effective the transactions contemplated herein, including, without limitation, obtaining all licenses, permits, consents, approvals, authorizations, qualifications and orders of any Governmental Authority and parties to Contracts with the Company as are necessary for the consummation of the transactions contemplated hereby. Each of the parties agrees to cooperate with the others in the preparation and filing of, and the provision of information for, all forms, notifications, reports and information, if any, required or reasonably deemed advisable pursuant to any law, rule or regulation or any regulatory authority, in connection with the transactions contemplated by this Agreement, and to use their respective best efforts to agree jointly on a method to overcome any objections by any Governmental Authority to any such transactions. The parties also agree to use best efforts to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby and to lift or rescind any injunction or restraining order or other adversely affecting the ability of the parties to consummate the transactions contemplated hereby.

     7.3 Notification of Certain Matters. The Company and the Shareholder, shall give prompt notice to Sunair of the occurrence or non-occurrence of any event which would likely cause any warranty contained herein to be untrue or inaccurate, or any covenant, condition, or agreement contained herein not to be complied with or satisfied.

     7.4 Confidentiality; Publicity. Except as may be required by law or as otherwise permitted or expressly contemplated herein, no party hereto or their respective Affiliates, employees, officers, directors, agents or representatives shall disclose to any third party this Agreement or the subject matter or terms hereof without the prior consent of the other parties hereto. No press release or other public announcement related to this Agreement or the transactions contemplated hereby shall be issued by any party hereto without the prior approval of the other parties, except that Sunair may make such public disclosure which it believes in good faith to be required by law, court order, Governmental Authority or by the terms of any listing agreement with or requirements of a securities exchange.

     7.5 No Other Discussions. The Company, the Shareholder, and their respective Affiliates, employees, officers, directors, agents and representatives will not: (i) initiate or encourage the initiation by others of, discussions or negotiations with third parties or respond to solicitations by third Persons relating to any merger, sale or other disposition of any substantial part of the assets, business or properties of the Company (whether by merger, consolidation, sale of stock or otherwise), or (ii) enter into any agreement or commitment (whether or not binding) with respect to any of the foregoing transactions. The Company and the Shareholder will immediately notify Sunair if any third party attempts to initiate any solicitation, discussion or negotiation with respect to any of the foregoing transactions.

     7.6 Restrictive Covenants. In order to assure that Sunair will realize the benefits of the transactions contemplated hereby, each of the Company and the Shareholder and any subsidiaries of the Company or Shareholder (collectively for purposes of this Section the “TFM Group”) agrees that they will not:

     (a) for a period of three (3) years following the Closing Date (the “Noncompete Period”), directly or indirectly, alone or as a partner, joint venturer, officer, director, employee, consultant, agent, independent contractor, lender or security holder, of any Person, company or business, engage in or finance, or provide assistance with respect to, any business engaged in the design, development, manufacture, distribution or sale of any products or the provision of any services which are the same as, similar to, or competitive with the products or services which the TFM Group were designing, developing, manufacturing, distributing, selling or providing at the time of, or for the six month period prior to the Closing Date, in England, Scotland, Wales, Ireland and in any other country or territory (the “Territory”); provided, however, that the beneficial ownership of less than five percent (5%) of any class of securities of any entity having a class of equity securities actively traded on a national securities exchange or over-the-counter market shall not be deemed, in and of itself, to violate the prohibitions of this Section 7.6;

     (b) during the Noncompete Period, directly or indirectly: (i) induce any customer of Sunair, its Affiliates or its successors and assigns (collectively for purposes of this Section the “Sunair Group”), to patronize any business which is directly or indirectly in competition with the Business, (ii) canvass, solicit or accept from any Person which is a customer of the Sunair Group any such competitive business, or (iii) request or advise any customer of the Sunair Group to withdraw, curtail or cancel any such customer’s business;

     (c) during the Noncompete Period, directly or indirectly, employ or enter into any arrangement to pay salary, bonus or other compensation to any Employee or in any manner seek to induce any employee of the Sunair Group to leave his or her employment; and

     (d) at any time following the Closing Date, directly or indirectly, in any way utilize, disclose, copy, reproduce or retain in their possession any of the Sunair Group’s proprietary rights or records acquired hereunder, including, but not limited to, any customer lists.

     The Company and the Shareholder agree and acknowledge that the restrictions contained in this Section 7.6 are reasonable in scope and duration, and are necessary to protect Sunair. The Company and the Shareholder agree and acknowledge that any breach of this Section will cause irreparable injury to the Sunair Group and upon any breach or threatened breach of any provision of this Section 7.6, Sunair shall be entitled to injunctive relief, specific performance or other equitable relief, without the necessity of posting bond; provided, however, that this shall in no way limit any other remedies which Sunair may have as a result of such breach, including the right to seek monetary damages. The parties hereto agree that Sunair may assign, without limitation, the foregoing restrictive covenants to any successor to the Business. The provisions of this Section 7.6 shall be construed as an agreement on the part of the Company and the Shareholder independent of any other part of this Agreement or any other agreement, and the existence of any claim or cause of action of the Company or any of the Shareholder against Sunair, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Sunair of the provisions of this Section 7.6.

     7.7 Consents. Prior to the Closing, the Company shall use its reasonable best efforts to obtain and receive consents to the transactions contemplated hereby and waivers of rights to terminate or modify any rights or obligations of the Company from any Person(s) from whom such consent or waiver is required under any Contract to which the Company, the Business or the Purchased Assets are bound (including the Customer Contracts, the Assumed Contracts, the Equipment Leases and the Madrid Property Lease), or who, as a result of the transactions contemplated hereby, would have the right to terminate or modify such Contracts, either by the terms thereof or as a matter of law.

     7.8 Payoff and Estoppel Letters, Certificates of Non-Crystallisation and Release. Prior to the Closing, the Company shall request and deliver to Sunair payoff and estoppel letters from all holders of any Indebtedness of the Company to be paid off on or prior to the Closing, which letters shall contain payoff amounts, per diem interest, wire transfer instructions and an agreement to deliver to Sunair, upon full payment of any such Indebtedness, satisfactions of mortgage or other appropriate releases and any original promissory notes or other evidences of indebtedness marked canceled. At Closing, the Company shall deliver to Sunair Certificates of Non Crystallisation and Release in forms acceptable to Sunair from each of the lenders to the Company in respect of all Liens affecting the Purchased Assets and in particular in respect of the debentures and charges registered in respect of the Company and its undertaking to enable the Purchased Assets to be transferred to Sunair free of Lien, subject to the Assumed Liabilities.

     7.9 Receivables. At or prior to the Closing, the Company shall deliver to Sunair a true, complete and correct list of all Receivables to be transferred to Sunair pursuant to Section 1.1(g). From and after the Closing, the Company shall cooperate with Sunair upon Sunair’ request to notify each payor of any Receivables of such transfer to Sunair. The Company and the Shareholder hereby agree and acknowledge that any and all payments in respect of such Receivables that are received by the Company or Shareholder after the Closing shall be held in trust for the benefit of Sunair and delivered to Sunair as soon as practicable.

     7.10 Change of Name. Immediately after the Closing, the Shareholder and the Company shall change its name and the name of any subsidiary companies to a name that does not include the words “TFM” or “Telecom FM” or any derivation thereof and shall supply to Sunair evidence of such change of name.

     7.11 Employees. The parties acknowledge and agree that the sale and purchase pursuant to this Agreement will constitute a relevant transfer for the purposes of TUPE and accordingly that it will not operate so as to terminate any of the contracts of employment of the Employees and such contracts shall be transferred to Sunair pursuant to TUPE with effect from the Closing, which shall be the time of transfer under TUPE.

     Without prejudice to the other provisions of 7.11, the Company shall, at its own expense, give Sunair such assistance as Sunair may reasonably require to contest any claim by any person employed or engaged in the Business at or prior to Closing resulting from or in connection with this Agreement.

     7.12 Value Added Tax. The Company and Sunair intend that article 5 of the Value Added Tax (Special Provisions) Order 1995 shall apply to the sale of the Purchased Assets under this Agreement and agree to use all reasonable endeavors to secure that the sale is treated as neither a supply of goods nor a supply of services under that article. If nevertheless any VAT is payable on the sale of the Purchased Assets under this Agreement and Customs have so confirmed in writing after full disclosure of all material facts, Sunair shall pay to the Company the amount of that VAT immediately prior to the payment of the VAT becoming payable by the Company or, if later, promptly after delivery by the Company to Sunair of a proper VAT invoice in respect of it, together with a copy of the confirmation that VAT is payable from H.M. Customs & Excise and of the document disclosing all material facts as described in 7.12 (a) below.

     (a) VAT shall only be treated as payable if H.M. Customs & Excise have so confirmed in writing after full disclosure of all material facts. Before sending any relevant letter to H.M. Customs & Excise, the Company shall give Sunair a reasonable opportunity to comment on it, and shall make such amendments as Sunair reasonably requires.

     (b) The Company and Sunair intend that section 49 of VATA 1994 shall apply to the sale of the Purchased Assets under this agreement and accordingly:

(i)	the Company shall on Closing deliver to Sunair all records referred to in section 49 of VATA 1994;

(ii)	the Company shall not make any request to Customs for those records to be preserved by the Company rather than Sunair;

(iii)	Sunair shall preserve those records for such period as may be required by law and during that period permit the Company reasonable access to them to inspect or make copies of them; and

(iv)	Sunair may fulfill its obligations under 7.12 (b) by procuring that any future transferee of the Business or any other Person preserves the records and permits reasonable access as mentioned in that clause, in which case Sunair shall notify the Company of the name of that Person.

     (c) Sunair undertakes to the Company and the Shareholder that:

(i)	after Closing the Business will be carried on by it as a going concern and the Purchased Assets will be used by it in carrying on the Business or a business of the same kind; and

(ii)	Sunair is already or will as a result of such transfer of the Business immediately on Closing become a taxable Person (as defined in Section 3 of the Value Added Tax Act 1994).

     7.13 Capital Allowances Election. After Closing, the Company and Sunair (or its assignee) may make an election under section 198 of the Capital Allowances Act 2001, however the fixed asset valuation will not be in excess of the written down taxable values in the May, 2004 tax computation.

     7.14 Pensions. The Company and Sunair will after Closing execute all necessary forms required to effect the change of employer for the TFM Group Personnal Scheme no. 10R48J17.

     7.15 Execution of Further Documents. From and after the Closing, upon the reasonable request of Sunair, the Company shall execute, acknowledge and deliver all such further deeds, bills of sale, assignments, transfers, conveyances, powers of attorney and assurance as may be required to convey and transfer to and vest in Sunair and protect its right, title and interest in all of the Purchased Assets and to carry out the transactions contemplated by this Agreement.

     7.16 Transaction Documents. At Closing, Colin Mulford shall enter into a three (3) year employment agreement, the form of which is attached as Exhibit A (the “Employment Agreement”), and the Company shall enter into the, Bill of Sale, Assignment and Assumption Agreement, the form of which is attached as Exhibit B, and such other closing documents contemplated by this Agreement requested by Sunair.

     7.17 Leases. The Company shall, on or before Closing, enter into the Deed of Surrender. The Company shall, on or before the Closing, have assisted Sunair in the negotiation and execution of an assignment of the Madrid Property Lease (the “Madrid Assignment”).

     7.18 Trading in Sunair Common Stock. From the date of this Agreement until the Closing, the Company and the Shareholder (and any Affiliates thereof) shall not directly or indirectly purchase or sell (including short sales) any shares of Common Stock of Sunair Electronics, Inc. in any transactions effected on American Stock Exchange or otherwise.

     7.19 Company Transaction Costs. Sunair shall pay up to $150,000 of the Company’s reasonably incurred and documented Transaction Costs, provided, however, that Sunair may pursue alternative sources.

     7.20 Assignment of Assets and Intellectual Property. The Company and the Shareholder shall have caused Telecom FM Developments Limited and any other Affiliate to authorize the assignment of and to assign to Company any and all of the assets used in the Business including but not limited to the Intellectual Property held by it.

ARTICLE VIII

CONDITIONS TO THE OBLIGATIONS OF SUNAIR

     The obligation of Sunair to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of the following conditions, any or all of which may be waived in whole or in part in writing by Sunair:

     8.1 Accuracy of Warranties and Compliance with Obligations. The warranties of the Company and the Shareholder contained in this Agreement shall be true and correct at and as of the Closing with the same force and effect as though made at and as of that time except: (i) for matters specifically permitted by or disclosed on any Schedule to this Agreement, and (ii) that those warranties which address matters only as of a particular date shall remain true and correct as of such date. The Company and the Shareholder shall have performed and complied with all of their respective obligations required by this Agreement to be performed or complied with at or prior to the Closing. The Company and the Shareholder shall have delivered to Sunair a certificate, dated as of the Closing Date, duly signed (in the case of the Company, by its

Chairman), certifying that such warranties are true and correct and that all such obligations have been complied with and performed.

     8.2 No Material Adverse Change or Destruction of Property. Between the date hereof and the Closing: (i) there shall have been no Material Adverse Change in the Purchased Assets or the Business, (ii) there shall have been no adverse federal, state or local legislative or regulatory change affecting in any material respect the Purchased Assets or the Business, and (iii) none of the Purchased Assets shall have been materially damaged in the aggregate by fire, flood, casualty, act of God or the public enemy or other cause (regardless of insurance coverage for such damage) and there shall have been delivered to Sunair a certificate to that effect, dated the Closing Date and signed by the Company and the Shareholder.

     8.3 Corporate Certificate. The Company shall have delivered to Sunair: (i) copies of Certificate of Incorporation and Articles of Association and Memorandum of Association as in effect immediately prior to the Closing, (ii) copies of resolutions adopted by the Board of Directors and the Shareholder of the Company authorizing the transactions contemplated by this Agreement, and (iii) a certificate of good standing of the Company issued by the Registrar Of Companies in England and Wales as of a date not more than ten (10) days prior to the Closing Date, certified in the case of subsections (i) and (ii) of this Section as of the Closing Date by the Secretary of the Company as being true, correct and complete.

     8.4 Delivery of Purchased Assets. At the Closing, the Company shall duly execute and deliver to Sunair a Bill of Sale, Assignment and Assumption Agreements in the form attached hereto as Exhibit B, the Madrid Assignment and such other instruments of transfer of title as are necessary to transfer to Sunair good and marketable title to the Purchased Assets (including endorsed titles for unencumbered vehicles transferred hereunder) free and clear of any Liens other than the Assumed Liabilities, and shall deliver to Sunair immediate possession of the Purchased Assets.

     8.5 Consents or Authorizations. The Company shall have received all necessary permits, licenses, franchises, approvals and consents to the transactions contemplated hereby and waivers of rights to terminate or modify any rights or obligations of the Company from any Person from whom such consent or waiver is required under any Contract to which the Company or the Purchased Assets are bound (including the Customer Contracts, the Assumed Contracts, the Equipment Leases and the Madrid Property Lease) as of a date not more than ten (10) days prior to the Closing Date, or who, as a result of the transactions contemplated hereby, may have such rights to terminate or modify such Contracts, either by the terms thereof or as a matter of law.

     8.6 No Adverse Litigation. There shall not be pending or threatened any action or proceeding by or before any court or other Governmental Authority which shall seek to restrain, prohibit, invalidate, modify or collect damages arising out of the transaction contemplated hereby, and which, in the judgment of Sunair, makes it inadvisable to proceed with the transactions contemplated hereby.

     8.7 Board Approval. The Board of Directors of Sunair shall have authorized and approved this Agreement and the transactions contemplated hereby.

     8.8 Other Closing Documents. The Company and Shareholder and the other applicable parties shall have executed and delivered the documents required by this Agreement to have been executed and delivered by them, and such other closing documents necessary to consummate the Acquisition.

     8.9 Assignment of Intellectual Property. The Company and Shareholder shall have caused Telecom FM Development Limited to assign to Company its Intellectual Property rights.

     8.10 Delivery of Final Audit. The Company shall have received and delivered to Sunair the final opinion letter for year ended May 31, 2004 issued by Grant Thornton and the most recent draft of the audit report for the year ended May 31, 2004 from Grant Thornton and neither the opinion letter nor the audit report shall be materially different from the drafts of such reports previously presented to Sunair.

ARTICLE IX

CONDITIONS TO THE OBLIGATIONS OF
THE COMPANY AND THE SHAREHOLDER

     The obligations of the Company and the Shareholder to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of the following conditions, any or all of which may be waived in whole or in part in writing by the Company and the Shareholder:

     9.1 Accuracy of Warranties and Compliance with Obligations. The warranties of Sunair contained in this Agreement shall be true and correct as of the Closing with the same force and effect as though made at and as of that time except: (i) for changes specifically permitted by or disclosed pursuant to this Agreement, and (ii) that those warranties which address matters only as of a particular date shall remain true and correct as of such date. Sunair shall have performed and complied with all of its obligations required by this Agreement to be performed or complied with at or prior to the Closing. Sunair shall have delivered to the Company and the Shareholder a certificate, dated as of the Closing Date, and signed by an officer, certifying that such warranties are true and correct and that all such obligations have been complied with and performed in all material respects.

     9.2 Purchase Price. At the Closing, Sunair shall pay to the Company the Purchase Price, execute the Bill of Sale, Assignment and Assumption Agreement and assume the Assumed Liabilities.

     9.3 No Order or Injunction. There shall not be pending by or before any court or other Governmental Authority an order or injunction restraining or prohibiting the transactions contemplated hereby.

     9.4 Closing Documents. Sunair shall have executed and delivered the documents required by this Agreement to have been executed and delivered by it.

ARTICLE X

INDEMNIFICATION

     10.1 Agreement by the Company and the Shareholder to Indemnify. The Company and the Shareholder, jointly and severally, agree to indemnify and hold Sunair and each of its officers, directors, employees, Affiliates, successors and assigns (collectively, for the purpose of this Article X, “Sunair”) harmless from and against the aggregate of all expenses, losses, claims, demands, costs, deficiencies, liabilities and damages (including, without limitation, related counsel and paralegal fees and expenses) incurred or suffered by Sunair arising out of or resulting from: (i) any breach of a warranty or certification made by the Company or the Shareholder in this Agreement or in any other document or certificate delivered pursuant to this Agreement, (ii) any breach of the covenants or agreements made by the Company or the Shareholder in this Agreement or in any other document or certificate delivered pursuant to this Agreement, (iii) any liability or obligation of the Company (whether absolute or contingent, liquidated or unliquidated, or due or to become due), other than the Assumed Liabilities, resulting from the Company’s ownership or operation of the Purchased Assets or the Business prior to Closing including, without limitation, the Excluded Liabilities or related to the Excluded Assets, or (iv) any Environmental Liability (collectively, “Indemnifiable Damages”).

     10.2 Survival of Warranties. Each of the warranties made by the Company and the Shareholder shall survive for a period of one hundred and eighty (180) days from the Closing Date. Any claims for Indemnifiable Damages made by Sunair hereunder must be made in writing to the Company prior to the expiration of the 180 day warranty survival period. Notwithstanding any knowledge of facts determined or determinable by any party by investigation, each of Sunair and Shareholder shall have the right to fully rely on the warranties, covenants and agreements of the other parties contained in this Agreement or in any other documents or papers delivered in connection herewith. Each warranty, covenant and agreement of the parties contained in this Agreement is independent of each other warranty, covenant and agreement.

     10.3 Third Party Actions. Promptly after receipt by Sunair of notice of commencement of any action by a third party which could give rise to Indemnifiable Damages, Sunair will, if a claim thereof is to be made against the Company or the Shareholder, notify the Company and the Shareholder of the commencement thereof; provided, however, that the omission to so notify the Company or the Shareholder will not relieve them from any liability which they may have hereunder unless the Company or the Shareholder have been materially prejudiced thereby. The parties agree that with respect to any such third party action Sunair shall: (i) assume the defense thereof with its own legal counsel, (ii) provide the Company and the Shareholder with all information that they reasonably request relating to the handling of such claim, (iii) confer with the Company and the Shareholder as to the most cost-effective manner in which to handle such claim, and (iv) use its reasonable efforts to minimize the cost of handling such claim.

     With respect to any action commenced by a third party which could give rise to Indemnifiable Damages and which seeks recovery solely of money damages, the Company and the Shareholder shall have the right to participate in, and, to the extent that they may wish, jointly or individually, to assume the defense thereof with counsel reasonably satisfactory to Sunair; provided, that prior to the assumption of such defense the Company and/or the Shareholder who assume such defense must acknowledge in writing to Sunair that they shall be fully responsible (with no reservation of rights) for all Indemnifiable Damages relating to such claim; provided, further, if the defendants in any action include both Sunair and any of the

Company or the Shareholder and there is a conflict of interest which would prevent such counsel from also representing Sunair, then Sunair shall have the right to select separate counsel to participate in the defense of such action on behalf of Sunair. After notice from the Company or the Shareholder to Sunair of their election to so assume the defense thereof, the Company or the Shareholder, as applicable, will not be liable to Sunair pursuant to the provisions of Section 10.1 for the related counsel and paralegal fees and expenses subsequently incurred by Sunair (or its subsidiaries) in connection with the defense thereof other than reasonable costs of investigation, unless (i) Sunair shall have employed counsel in accordance with the provisions of the preceding sentence; (ii) the Company or the Shareholder shall not have employed counsel satisfactory to Sunair to represent them within a reasonable time after notice of the commencement of the action, or (iii) the Company or the Shareholder shall not have authorized the employment of counsel for Sunair at the expense of the Company or the Shareholder, as applicable. Notwithstanding anything to the contrary in this Section 10.3, neither the Company nor the Shareholder shall have the right to settle or compromise any action for which they have assumed the defense if the settlement or compromise provides for any injunctive or other equitable relief against Sunair or otherwise provides for any continuing obligations of any nature against Sunair or loss of rights of Sunair, and nothing stated in this Section 10.3 shall otherwise affect the Company’s or the Shareholder’s obligation to pay Sunair all Indemnifiable Damages pursuant to Section 10.1. With respect to any such third party action assumed by the Company or the Shareholder, as applicable, the parties agree to provide each other with all information that they reasonably request relating to the handling of such matter.

     10.4 Set off. Sunair may set off against the Deferred Amount any Indemnifiable Damages for which the Company or the Shareholder may be responsible pursuant to this Agreement, subject, however, to the following terms and conditions:

     (a) Sunair shall give written notice to the Company and the Shareholder of any claim for Indemnifiable Damages or any other damages hereunder, which notice shall set forth: (i) the amount of Indemnifiable Damages or other loss, damage, cost or expense which Sunair claims to have sustained by reason thereof, and (ii) the basis of the claim therefor.

     (b) Such set off shall be effected on the later to occur of the expiration of ten (10) days from the date of such notice (the “Notice of Contest Period”) or, if such claim is contested, the date the dispute is resolved.

     (c) If, prior to the expiration of the Notice of Contest Period, the Company or the Shareholder shall notify Sunair in writing of an intention to dispute the claim and if such dispute is not resolved within thirty (30) days after expiration of such period, then the claim shall be submitted to binding arbitration pursuant to Section 13.11.

     (d) All set offs and payments of Indemnifiable Damages pursuant to this Section shall be treated as adjustments to the Purchase Price.

     (e) The Deferred Amount shall constitute a deferred payment obligation of Sunair to the Company, which amount shall be: (i) paid to the Company in accordance with Section 10.5 hereof, and (ii) subject to set off as provided in this Section 10.4.

     10.5 Delivery of Deferred Amount. Sunair agrees to deliver to the Company no later than ten (10) business days following the one hundred eightieth (180th) day following the Closing Date any Deferred Amount then held by it unless there then remains unresolved any claim for Indemnifiable Damages or other damages hereunder as to which notice has been given, in which event any Deferred Amount remaining on deposit after such claim shall have been satisfied shall be returned to the Company promptly after the time of satisfaction.

     10.6 No Bar. If the Deferred Amount is insufficient to set off any claim for Indemnifiable Damages made hereunder (or has been delivered to the Company prior to the making or resolution of such claim), then Sunair may take any action or exercise any remedy available to it by appropriate legal proceedings to collect the Indemnifiable Damages.

     10.7 Warranty Limitations.

     (a) The Company and the Shareholder shall not be liable for any claim for breach of the Warranties in this Agreement (“Warranty Claim”) unless and until the aggregate amount of all Claims exceeds the total sum of SEVENTY-FIVE THOUSAND DOLLARS ($75,000.00) but if such aggregate liability shall exceed that sum the Company and the Shareholder shall be liable for the whole amount of such Warranty Claims and not merely the excess.

     (b) The maximum aggregate liability of the Company and the Shareholder arising out of any breach of the provisions of this Agreement shall not exceed the total Purchase Price together with the professional and transaction costs properly and reasonably incurred by Sunair in collection of the claim.

     (c) The Company and the Shareholder shall not be liable for any Warranty Claim to the extent that an appropriate provision or reserve in respect thereof was made in the Current Balance Sheet.

     (d) The Company and the Shareholder shall not be liable for any Warranty Claim which results from any change in the law or regulation or in its interpretation or administration by courts with relevant jurisdiction or any regulatory authority or body or any withdrawal of any extra-statutory concession previously made by the Inland Revenue, or any change in any official Statement or Code of Practice or equivalent policy statement by the Inland Revenue or by any other fiscal, monetary or regulatory authority (whether or not having the force of law) in any relevant jurisdiction after the date of this Agreement.

     (e) The Company and the Shareholder shall not be liable as regards any Warranty Claim in respect of Tax matters to the extent that such claim arises as a result of:

(i)	any increase in the rates or variation in the method of applying or calculating any Tax made after Closing;

(ii)	a change in the nature of the Business or the cessation or reduction of Business after Closing;

(iii)	any change in accounting policy or practice introduced on or after Closing or any change in the fiscal year for the Business in any year on or after Closing;

(iv)	the failure or omission on the part of Sunair, to make any claim, election, surrender or disclaimer or give notice or consent or do any other thing under the provisions of any enactment or regulation relating to Tax after Closing, the making, giving or doing of which was taken into account in computing the provision for Tax in the Financial Statements.

     (f) Sunair shall take all reasonable steps in its discretion to avoid or mitigate any loss or liability which might give rise to a Warranty Claim provided that it shall be at liberty to take such action as it considers appropriate in the bests interests of its business.

     (g) Sunair undertakes, so far as it has power to do so, to retain all books, records, accounts, correspondence and other papers which are likely to be material in the context of the liability of the Company or the Shareholder under this Agreement during the subsistence of their liability and shall permit the Company and the Shareholder and their advisers to have reasonable access to such records for this purpose.

     (h) Any payment made by the Company or the Shareholder in respect of a Warranty Claim shall be deemed to be a pro tanto reduction in the consideration referred to in this Agreement.

     (i) The liability of the Company and the Shareholder shall cease in respect of any Warranty Claims they are notified of during the warranty survival period set forth in Section 10.2, unless the Warranty Claim is submitted to binding arbitration in accordance with Section 13.11 within one hundred and eighty days (180) of notice of such claim.

ARTICLE XI

DEFINITIONS

     11.1 Defined Terms. As used herein, the following terms shall have the following meanings:

     “Affiliate” is a person or entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the party specified.

     “Bill of Sale Assignment and Assumption Agreement” shall mean the, Assignment and Assumption Agreement, the form of which is attached as Exhibit B hereto.

     “Contract” means any agreement, contract, lease, note, mortgage, indenture, loan agreement, franchise agreement, covenant, employment agreement, collective bargaining agreement, license, instrument, purchase and sales order, commitment, undertaking, obligation, whether written or oral, express or implied.

     “Environmental Liability” means any and all liabilities and obligations relating to or arising out of environmental matters or claims relating to or arising from events or occurrences taking place or conditions existing (whether known or unknown) prior to the Closing or relating to or arising from events or occurrences taking place or conditions existing (whether known or unknown) on or after the Closing to the extent such matters relate to or arise from the Company’s actions on the Leased Premises and any premises on which the Business was conducted, including, without limitation: (i) any violation or alleged violation of any Environmental Laws including the obligations thereunder to investigate or remediate or otherwise undertake removal of Hazardous Substances or (ii) any actual or alleged Handling or Discharging of Hazardous Substances.

     “GAAP” means generally accepted accounting principles in effect in the United Kingdom from time to time.

     “Governmental Authority” means any nation or government, any state, regional, local or other political subdivision thereof, and any entity or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     “Indebtedness” of any entity means all obligations of such entity: (i) which in accordance with GAAP should be classified upon a balance sheet of such entity as indebtedness, (ii) for borrowed money or purchase money financing which has been incurred in connection with the acquisition of property or services, guaranties, letters of credit, or deferred purchase price, (iii) secured by any Lien or other charge upon property or assets owned by such entity, even though such entity has not assumed or become liable for the payment of such obligations, (iv) created or arising under any conditional sale or other title retention agreement with respect to property acquired by such entity, whether or not the rights and remedies of the lender or lessor under such agreement in the event of default are limited to repossession or sale of the property, or (v) for remaining payments under any leases (including, but not limited to, equipment leases, operating leases and capital leases), or rental purchase options, in each case including, without limitation, accrued and unpaid interest, and prepayment or early termination payments or penalties associated with any of the foregoing items (i) through (v) whether mandatory or optional.

     “Lien” means any mortgage, pledge, security interest, encumbrance, lien, restriction on transfer, right of refusal, preemptive right, claim or charge of any kind(whether monetary or not) (including, but not limited to, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in connection with such mortgage, pledge, security interest, encumbrance, lien or charge).

     “Madrid Property Lease” means the leasehold interest of the Company in the premises in Madrid, Spain.

     “Material Adverse Change (or Effect)” means a change (or effect), in the condition (financial or otherwise), properties, assets, liabilities, rights, obligations, operations, business or prospects which change (or effect) individually or in the aggregate, is materially adverse to such condition, properties, assets, liabilities, rights, obligations, operations, business or prospects.

     “Person” means an individual, partnership, corporation, business trust, joint stock company, estate, trust, unincorporated association, joint venture, Governmental Authority or other entity, of whatever nature.

     “Real Property Leases” means collectively the Madrid Property Lease and the Slough Property Lease.

     “Slough Property Lease” means the leasehold interest of the Company in the premises known as Building 895 Plymouth Road Trading Estate, Slough Berkshire.

     “Tax Return” means any tax return, filing or information statement required to be filed in connection with or with respect to any Taxes.

     “Taxes” means all taxes, fees or other assessments, including, but not limited to, income, excise, property, sales, franchise, intangible, withholding, social security and unemployment taxes imposed by any federal, state, local or foreign governmental agency, and any interest or penalties related thereto.

     “Transaction Costs” means all legal, accounting, tax consulting, financial advisory and other fees and expenses, including any winding of the Company and its Affiliates transfer fees, government filing fees and the cost of title insurance and surveys, incurred, paid or payable by the Company in connection with the transactions contemplated by this Agreement.

     “TULRCA” means the Trade Union and Labour Relations (Consolidation) Act 1992.

     “TUPE” means the Transfer of Undertakings (Protection of Employment) Regulations 1981 (as amended).

     “VAT” means value added tax chargeable under the Value Added Tax Act 1994 and any similar replacement or additional tax.

     “VATA 1994” means Value Added Tax Act 1994.

     11.2 Other Definitional Provisions. All terms defined in this Agreement shall have the defined meanings when used in any certificates, reports or other documents made or delivered pursuant hereto or thereto, unless the context otherwise requires. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. All matters of an accounting nature in connection with this Agreement and the transactions contemplated hereby shall be determined in accordance with GAAP applied on a basis consistent with prior periods, where applicable. As used herein, the neuter gender shall also denote the masculine and feminine, and the masculine gender shall also denote the neuter and feminine, where the context so permits.

ARTICLE XII

TERMINATION

     12.1 Termination. This Agreement may be terminated at any time prior to the Closing: (a) by mutual written consent of the parties hereto at any time prior to the Closing; or

(b) by Sunair in the event of a material breach by the Company or the Shareholder of any provision of this Agreement; or (c) by the Company in the event of a material breach by Sunair of any provision of this Agreement; or (d) by either Sunair or the Company if the Closing shall not have occurred by sixty (60) days from the date hereof.

     12.2 Effect of Termination. Except for the provisions of Article X hereof, which shall survive any termination of this Agreement, in the event of termination of this Agreement pursuant to Section 12.1, this Agreement shall forthwith become void and of no further force and effect and the parties shall be released from any and all obligations hereunder except for the provisions of Section 7.4 hereof; provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its warranties, covenants or agreements set forth in this Agreement.

ARTICLE XIII

GENERAL PROVISIONS

     13.1 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be delivered by certified or registered mail (first class postage pre-paid), guaranteed overnight delivery, or facsimile transmission if such transmission is confirmed by delivery by certified or registered mail (first class postage pre-paid) or guaranteed overnight delivery, to the following addresses and telecopy numbers (or to such other addresses or telecopy numbers which such party shall designate in writing to the other party):

(a)	if to Sunair to:	Sunair Electronics, Inc. 3005 Southwest Third Avenue Fort Lauderdale, Florida 33315 Attn: James Laurent Telephone: (954) 525-1505 Telecopy: (954) 760-4990

	with a copy to:	Akerman, Senterfitt One S.E. Third Avenue Miami, FL 33131 Attn: David C. Ristaino, Esq. Telephone: 305-374-5600 Telecopy: 305-374-5095 Telecom FM 895 Plymouth Road Slough Berkshire SL1 4LD

(b)	if to the Company or the Shareholder to:	Telephone: 011 44 1753 745000 Telecopy: 01144 1753 745505

with a copy to:	Pitmans Solicitors 47 Castle Street Reading Berkshire RG17SR Telephone: 011 44 1189 580224 Telecopy: 011 44 1189 509409

     Notice shall be deemed given on the date sent if sent by facsimile transmission and on the date delivered (or the date of refusal of delivery) if sent by overnight delivery or certified or registered mail.

     13.2 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the exhibits and schedules attached hereto) and other documents delivered at the Closing pursuant hereto, contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings (oral or written) between or among the parties with respect to such subject matter. The parties agree that prior drafts of this Agreement shall not be deemed to provide any evidence as to the meaning of any provision hereof or the intent of the parties with respect thereto. The Exhibits and Schedules constitute a part hereof as though set forth in full above. Except for the Sunair Affiliates and other Persons expressly stated herein to be indemnitees, this Agreement is not intended to confer upon any Person, other than the parties hereto, any rights or remedies hereunder.

     13.3 Expenses. Except as otherwise provided herein, the parties shall pay their own fees and expenses, including their own counsel fees, incurred in connection with this Agreement or any transaction contemplated hereby. The Company shall pay all legal, accounting, tax consulting, financial advisory and other fees and expenses, including any transfer fees, government filing fees and the cost of title insurance and surveys, incurred by the Company in connection with the transactions contemplated by this Agreement.

     13.4 Amendment; Waiver. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all parties. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. The rights and remedies of the parties under this Agreement are in addition to all other rights and remedies, at law or equity, that they may have against each other.

     13.5 Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of the parties and their respective legal successors, representatives and permitted assigns. The rights and obligations of this Agreement may be assigned by Sunair without the prior consent of the Company or the Shareholder. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned by the Company or any of the Shareholder without the prior written consent of Sunair.

     13.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. A telecopy signature of any party shall be considered to have the same binding legal effect as an original signature.

     13.7 Interpretation. When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated. The headings contained herein and on the schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the schedules. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

     13.8 Construction. The parties agree and acknowledge that they have jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. If any party has breached any warranty, covenant or agreement contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant. The mere listing (or inclusion of copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty relates solely to the existence of the document or other items itself).

     13.9 Governing Law; Severability. This Agreement shall be construed in accordance with and governed for all purposes by the laws of England and each of the parties submits to the non-exclusive jurisdiction of the English Courts. If any word, phrase, sentence, clause, section, subsection or provision of this Agreement as applied to any party or to any circumstance is adjudged by a court to be invalid or unenforceable, the same will in no way affect any other circumstance or the validity or enforceability of any other word, phrase, sentence, clause, section, subsection or provision of this Agreement. If any provision of this Agreement, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced.

     13.10 Arm’s Length Negotiations. Each party herein expressly represents and warrants to all other parties hereto that (a) before executing this Agreement, said party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said party has relied solely and completely upon its own judgment in executing this Agreement; (c) said party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement; (d) said party has acted voluntarily and of its own free will in executing this Agreement; (e) said party is not acting under duress, whether economic or physical, in executing this Agreement; and (f) this Agreement is the result of arm’s length negotiations conducted by and among the parties and their respective counsel.

     13.11 Arbitration.

     (a) Any dispute or difference arising out of or in connection with Section 10.4(c) hereof which remains unresolved shall be referred to and finally resolved by arbitration under the Rules of the Rules of the London Court of International Arbitration, which Rules are deemed to be incorporated by reference into this clause.

     (b) The place of arbitration shall be London, England.

     (c) The language to be used in the arbitral proceedings shall be English.

     (d) The Arbitral Tribunal shall comprise 3 Arbitrators who shall be appointed in the following manner:

(i)	Each party shall appoint one arbitrator. The third arbitrator, who shall act as the Chairman of the Arbitral Tribunal, shall be appointed by the party-appointed arbitrators, and written notice of such appointment shall be given to both parties.

(ii)	If a party fails to make an appointment of an arbitrator within 14 (fourteen) days of receipt of notification of the appointment of an arbitrator by the other party and/or if the two party-arbitrators fail, within 14 (fourteen) days of the appointment of the second arbitrator, to agree upon the appointment of the third arbitrator, then any such vacancy shall, on the written request of either of the parties, be made by the President of the Institute of Chartered Accountants for England and Wales for the time being and the Parties notified in writing of such appointment.

(iii)	If an arbitrator refuses to act, resigns, is incapable of acting or dies, the vacancy arising shall be supplied in the same manner as that by which such arbitrator was originally appointed.

     (e) Any decision or award of the Arbitral Tribunal shall, if necessary, be made by a majority. If no majority can be obtained, the Chairman shall proceed as if he were a sole arbitrator. If an arbitrator fails or refuses to take part in the arbitration and the remaining arbitrators in their absolute discretion consider such failure or refusal to be unreasonable, the remaining arbitrators may continue with the arbitration and make an award.

     (f) The award of the Arbitral Tribunal shall be final and binding upon the parties and the parties hereby waive their right to any form of appeal insofar as such waiver may validly be made.

[signatures appear on following page]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

SUNAIR COMMUNICATIONS, LIMITED, a private limited company incorporated in England
By:	/s/ James E. Laurent
James E. Laurent, Director

TELECOM FM, LIMITED a private limited company incorporated in England
By:	/s/ John Byrski
	Name:	John Byrski
	Title:	Secretary

TFM GROUP, LIMITED, a private limited company incorporated in England
By:	/s/ Colin Mulford
	Name:	Colin Mulford
	Title:	Managing Director

LIST OF EXHIBITS AND SCHEDULES

EXHIBIT A	Form of Employment Agreement
EXHIBIT B	Form of Bill of Sale, Assignment and Assumption Agreement
Schedule 1.1(a)	Inventory of Merchandise
Schedule 1.1(b)	Other Tangible Personal Property
Schedule 1.1(c)	Customer Accounts
Schedule 1.1(d)	Assumed Contracts
Schedule 1.1(h)	Equipment Leases
Schedule 1.1(i)	Intangible Property
Schedule 5.4	Capitalization
Schedule 5.5	Required Consents
Schedule 5.6	Subsidiaries
Schedule 5.7	Financial Statements
Schedule 5.8	Changes since Current Balance Sheet
Schedule 5.9	Indebtedness
Schedule 5.10	Litigation
Schedule 5.11	Environmental Matters
Schedule 5.12	Real Estate
Schedule 5.15	Employees
Schedule 5.16	Employee Benefit Plans
Schedule 5.18	Insurance Policies
Schedule 5.19	Receivables
Schedule 5.20	Permits
Schedule 5.22	Intellectual Property
Schedule 5.23	Material Contracts
Schedule 5.25	Customers
Schedule 5.26	Names
Schedule 5.28	Product Rebates and Discounts
Schedule 5.29	Related Party Transactions
Schedule 5.30	Limitations